EXHIBIT 10.25

November 20, 2006

John Donovan

Dear John:

On behalf of VeriSign, Inc. (“VeriSign”), I am pleased to confirm your regular full-time position of Executive Vice President, Worldwide Sales and Services reporting to Stratton Sclavos. This offer of employment with VeriSign is contingent upon the closing of the acquisition (the “Acquisition”) of inCode Telecom Group, Inc. (the “Company”) by VeriSign pursuant to the terms and conditions of that certain Agreement and Plan of Merger to be entered into by and among VeriSign, Diego Acquisition Corporation, the Company and John Donovan, as Representative (the “Merger Agreement”).

The details of your compensation package are as follows:

Annual Base Salary: $450,000 (Paid Bi-Weekly), minus applicable withholdings and deductions

Stock Options: I will recommend to the VeriSign Board of Directors that you be granted Non Qualified Stock Option to purchase 200,000 shares of Common Stock. If granted, the price of shares will be based on the fair market value on the date of grant. You will be eligible to exercise up to twenty-five percent (25%) of your total shares one year from the date of grant. Each subsequent quarter (3 months) an additional 6.25% of your total shares will become eligible to exercise while VeriSign employs you.

Restricted Stock Units: I will recommend to the VeriSign Board of Directors that you be awarded 25,000 Restricted Stock Units (the “Units”). If awarded, the Units will be 100% vested four years from the date of the award with 25% of the Units vesting on the yearly anniversary date of the award.

Annual Bonus: You are eligible to participate in the 2007 VeriSign Bonus Plan (the “Bonus Plan”). Your targeted bonus percentage for the Bonus Plan is 60% of your annual base salary. Eligibility for payment under the Bonus Plan is governed by the terms and conditions thereof.

Relocation: VeriSign will provide a maximum of $1,500,000, minus applicable withholdings and deductions, in relocation benefits. A separate relocation agreement will be provided which will explain in further detail the conditions which must be met for you to receive relocation funds.

Benefits: Your medical and insurance benefits will be commensurate with those of other VeriSign employees.

Your employment with VeriSign is contingent upon (i) your execution and delivery, at the signing of the Merger Agreement, of (a) this letter, (b) the Assignment of Invention, Nondisclosure and Nonsolicitation Agreement, attached hereto as Exhibit A, (c) the Noncompetition Agreement (as defined in the Merger Agreement and (d) the Holdback Agreement (as defined in the Merger Agreement), (ii) your execution and delivery to VeriSign immediately prior to the start of your employment with VeriSign of all other applicable employment related forms or documents, (iii) the successful completion of a background check to be completed within 20 days of the signing of the Merger Agreement, and (iv) the closing of the Acquisition. The provisions of this letter shall become null and void should the Acquisition not be consummated. Should you choose to accept this offer of employment with VeriSign, your employment would be on an at-will basis, which means that either you or VeriSign can terminate the employment relationship at any time, either with or without cause.

This letter, including the exhibits hereto, supersedes all employment agreements, whether in writing or oral, between you and the Company (collectively, the “Original Employment Agreements”). Effective as of the Effective Time (as defined in the Merger Agreement), the Original Employment Agreements shall be null and void and all rights granted thereunder shall be of no further effect.

We are pleased to have you join our team in the One VeriSign Journey. With your participation and commitment, we will draw closer to our goal to transform and accelerate the adoption of commerce and communications around the world. We are confident we will achieve this goal, in great part due to our employees – our most valued and respected asset. So, once again, welcome to VeriSign, “where it all comes together.”

Sincerely,

/s/ Jamie Schultz

Jamie Schultz

VeriSign, Inc.

Vice President, Human Resources

Signed:	/s/ John M. Donovan	Date: 11/28/06

Exhibit A

Assignment of Invention, Nondisclosure and Nonsolicitation Agreement